Exhibit 10.1

ICO, Inc.
 FY 2008 Annual Incentive Bonus Plan Matrix- CFO

This page constitutes the FY 2008 Annual Incentive Bonus Plan for Bradley T. Leuschner, Chief Financial Officer.

		Pay-out as a percentage of base salary
Measurement	Weighting	0%	26%	52%
Corporate Expenses (1)	33%	*	*	*
ICO, Inc. consolidated ROE	33%	*	*	*
Subjective/Qualitative Factors	33%	As recommended by CEO, and determined and approved by the Compensation Committee	As recommended by CEO, and determined and approved by the Compensation Committee	As recommended by CEO, and determined and approved by the Compensation Committee

Measurement definitions

(1) Corporate Expenses  – Defined as Corporate general and administrative expenses. [ * ]

ROE– Net income from continuing operations divided by Stockholders’ equity, less the liquidation preference of Convertible Preferred Stock.  For purposes of this calculation, Stockholders equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the year-end balance (i.e. the previous year and balance plus the four quarter-end balances of fiscal year 2008).

Computational note
For each measurement the bonus amount payable is calculated as the result achieved for each measurement (i.e. the 0%, 26% or 52% pay-out) times the weighting and multiplied by the CFO’s base salary. Results for each measurement falling between the targeted amounts adjust the pay-out targets by interpolating the percentage of: (i) the resulted achieved minus the lower threshold divided by, (ii) the difference between the higher and lower target, multiplied by (iii) the higher pay-out target percentage.

Additional Provisions
The CFO will not be entitled to a bonus under this Plan, or otherwise with respect to FY 2008, if, prior October 1, 2008 (a) he resigns from employment with the Company, or (b) he is terminated from employment “for cause” as defined in his employment agreement.

*  Indicates redacted text.